Summary of Changes to Offering Statement
Form 1-A/A Pre-Qualification Amendment
Tampa Twenty Leasing, Inc. (the Company)
CIK: 0002104873
Summary of Amendment
Pursuant to Regulation A under the Securities Act of 1933, as amended, and in connection with Amendment No. 1 and 2 to the Offering Statement on Form 1-A previously qualified by the Securities and Exchange Commission, Tampa Twenty Leasing, Inc. (the Company) hereby submits this summary of changes describing the revisions made to the Offering Statement.

This summary is provided for the convenience of the staff of the Securities and Exchange Commission and does not purport to be a complete description of all changes reflected in Amendment No. 1 and 2. Capitalized terms used but not defined herein have the meanings ascribed to them in the Offering Statement.

Description of Changes
Since the qualification of the Offering Statement, the Company has made the following changes, updates, and clarifications to the Offering Statement, as amended pursuant to the comments made by the Securities and Exchange Commission:
* ? Revised the Companys capitalization and ownership disclosures to reflect LeManCo, LLC as the sole owner of 100 percent of Tampa Twenty Leasing, Inc., and to clarify that prior to qualification and any capital raise, Henderson Capital Holding Group, LLC owns 100 percent of LeManCo, LLC.
* ? Clarified that the financial statements included in this Offering Circular are unaudited.
* ? Added disclosure identifying Matthew Henderson as the President and Secretary of Tampa Twenty Leasing, Inc.
* ? Following receipt of Staff comments and a governance review, the Company restructured its control ownership. LeManCo, LLC subscribed for 1,000,000 restricted control shares, and Matthew Henderson assumed the role of control person. This change was made to strengthen governance alignment and enhance operational independence. Neither Mr. Watkins nor Entrex retains voting or dispositive control over the Company. LeManCo, LLC assumes the role of the parent company.
* ? Specified that the subscription agreement between LeManCo, LLC and Tampa Twenty Leasing, Inc. for $1,000,000 in exchange for restricted and control 1,000,000 common shares and the first $1,000,000 raised in this offering may have different percentages used pursuant to the "Use of Proceeds" section.

No Other Material Changes
Except as expressly described above, there have been no material changes to the Companys business, capitalization, offering terms, risk factors, or management, and the Offering Statement otherwise remains in substantially the same form as previously qualified.
Incorporation by Reference
This summary should be read in conjunction with, and is qualified in its entirety by reference to, Amendment No. 1 and 2 to the Offering Statement on Form 1-A filed contemporaneously herewith. In the event of any inconsistency between this summary and the Offering Statement, the Offering Statement shall control.
Tampa Twenty Leasing, Inc


By:
/s/   Matthew Henderson, President/Secretary